Exhibit 10.6
2014 Stock-Settled Stock Appreciation Right Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To promote Brunswick’s long term financial interests and growth.
Stock-Settled Stock Appreciation Right
The right to receive a payment in Brunswick Stock (as defined in the Plan) equal to the excess of the Stock’s Fair Market Value (as defined in the Plan) at exercise over the exercise price as established on the Grant Date attributable to the number of underlying Stock-Settled Stock Appreciation Rights (“Stock-Settled SARs”) granted.

By exercising Stock-Settled SARs, you agree to the terms and conditions of the grant.

Exercise Price	$ Closing price as reported on the New York Stock Exchange Composite Transactions Tape on the Grant Date.
Grant Date	___________, 2014
Award	____________ Stock-Settled SARs
Vesting
Stock-Settled SARs vest and become exercisable as follows:
▪    One-fourth of the Stock-Settled SARs granted on each of the first, second, third, and fourth anniversaries of the Grant Date, so long as employment by Brunswick or its designated affiliates continues on each such anniversary date;
▪    In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) on or after (i) the first anniversary of the Grant Date and (ii) the date on which age plus years of service equals 70 or more or age is 62 or more, vesting will continue on the normal vesting schedule described immediately above;
▪    In the case of a termination of employment (other than for cause or due to death or permanent disability) (i) prior to the first anniversary of the Grant Date and (ii) on or after the date on which age plus years of service equals 70 or more or age is 62 or more, a pro-rata portion of the award will vest on each anniversary of the Grant Date pursuant to the normal vesting schedule described above. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of shares underlying the Stock-Settled SAR award that would have vested on the applicable anniversary of the Grant Date pursuant to the normal vesting schedule and (y) a fraction, the numerator of which is the number of days that have elapsed since the Grant Date through the date of termination of the recipient’s employment, and the denominator of which is 365. All remaining shares will be forfeited;
▪    Termination due to death or permanent disability; or
▪    A Change in Control (as defined in the Plan).

Grant Term
Vested Stock-Settled SARs will remain exercisable as follows:
▪    Until the termination of employment, if involuntarily terminated for cause, or
▪    Based on eligibility as of the last day employed, the latest of the following:
•    30 days after voluntary termination;
•    One year after involuntary termination without cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a Subsidiary (as defined in the Plan) of Brunswick, unless the Committee (as defined in the Plan) provides otherwise;
•    Two years after termination following a Change in Control (as defined in the Plan);
•    Five years after termination due to death or permanent disability (as defined below); or
•    Five years after termination of employment (other than for cause or due to death or permanent disability), provided that such termination occurs on or after the date on which your age plus years of service equals 70 or more or your age is 62 or more.
▪    But, in no event may your Stock-Settled SAR be exercised later than ten years from the Grant Date.

Exercise Settlement-Payment / Tax Withholding
On exercise, the number of shares of Brunswick Stock delivered will be determined as follows:

▪    The difference between the Fair Market Value on date of exercise and the per share exercise price will be determined.
▪    This difference will be multiplied by the number of Stock-Settled SARs being exercised to determine the total dollar gain.
▪    The total dollar gain will be divided by the Fair Market Value on date of exercise.

If, upon exercise, you would be entitled to a fractional security, such fractional security shall be disregarded and the cash equivalent of such fractional security shall be applied to your tax withholding liability. Should you elect to have the required tax withholding satisfied by delivery of shares, then the ultimate Stock delivered will be reduced by an amount necessary to accommodate the required tax withholding.

Tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

▪    Reduction in shares delivered to accommodate the required minimum tax withholding, or
▪    Cash or check.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan will govern. The Committee administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

The rule of 70/age 62 provisions do not apply for grants made to residents of the European Union.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.